Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 16, 2010

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Q2 Earnings JUMP 46%

PHILADELPHIA, August 16, 2010 (GLOBENEWSWIRE) — Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Leifsdottir, Terrain and Urban Outfitters brands today announced earnings of $72 million and $125 million for the three and six months ended July 31, 2010, respectively. Earnings per diluted share were $0.42 for the quarter and $0.72 for the six months ended July 31, 2010.

Total Company net sales rose by 20% over the same quarter last year to $552 million. Comparable retail segment net sales, which include our direct-to-consumer channels, jumped 11% for the quarter while comparable store net sales increased 7% for the quarter. Comparable retail segment net sales at Anthropologie, Free People and Urban Outfitters increased 13%, 24%, and 9%, respectively for the quarter. Direct-to-consumer net sales soared 36% and wholesale segment net sales rose 16% for the quarter.

“We are delighted to announce record second quarter sales and earnings, with every brand, channel, region and shared service group delivering exceptional results,” said Glen T. Senk, Chief Executive Officer. “Given the context of an uncertain economic environment, the Company continues to focus on superior creative execution combined with disciplined inventory and expense management,” finished Mr. Senk.

Net sales by brand and channel for the three and six months were as follows:

	Three Months Ended July 31		Six Months Ended July 31
	2010	2009	2010	2009
Net sales by brand
Urban Outfitters	$243,232	$211,396	$453,737	$392,682
Anthropologie	256,353	203,740	481,032	368,346
Free People	46,876	39,177	87,444	74,960
Other	5,698	4,313	9,907	7,434

Total Company	$552,159	$458,626	$1,032,120	$843,422

Net sales by channel
Retail Stores	$425,655	$361,789	$794,196	$661,580
Direct-to-consumer	96,571	70,931	182,838	131,741

Retail Segment	522,226	432,720	977,034	793,321

Wholesale Segment	29,933	25,906	55,086	50,101

Total Company	$552,159	$458,626	$1,032,120	$843,422

For the three and six months ended July 31, 2010, gross profit margins improved by 173 and 303 basis points, respectively, versus the prior year’s comparable periods. The increase in the quarter was primarily due to a lower rate of markdowns to clear seasonal inventories, leveraging of store occupancy expense driven by positive comparable store sales and improvements in initial merchandise margins. The improvements for the six months ended July 31, 2010 were primarily due to improved initial merchandise margins, leveraging of store occupancy expenses and a lower rate of merchandise markdowns.

As of July 31, 2010, inventories grew by $26 million or 12%, on a year-over-year basis, driven by the acquisition of inventory to stock new retail stores. Total comparable retail segment inventories (which includes our direct-to-consumer channel) increased by 3% at cost.

For the three and six months ended July 31, 2010, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 52 basis points for both periods, versus the comparable periods last year. These decreases were primarily due to leveraging of direct store fixed and controllable costs helped by the positive comparable retail segment sales during the quarter and year to date.

During the three months ended July 31, 2010, the Company’s quarterly tax rate decreased to 33.3% from 38.2% in the prior year’s comparable quarter. This decrease was due to the favorable impact of foreign operations income as well as a one-time federal rehabilitation credit earned related to our newest building at the company’s headquarters at the Navy Yard in Philadelphia, PA. The Company expects the annual effective tax rate to be approximately 35% for the full year.

On February 28, 2006, our Board of Directors approved a stock repurchase program. The program authorizes the Company to purchase up to 8,000,000 shares of our common shares from time-to-time, based upon prevailing market conditions. We purchased 1,220,000 common shares during the fiscal year ended January 31, 2007. During the quarter ended July 31, 2010, the Company repurchased and subsequently retired 2,015,180 common shares for $68 million at an average price of $33.72 per share. As of July 31, 2010, 4,764,820 shares were available under the share repurchase authorization.

During the six months ended July 31, 2010, the Company has opened a total of 16 new stores including: 5 Urban Outfitters stores, 8 Anthropologie stores and 3 Free People stores. As of February 1, 2010, the Company converted one Free People store to a new Free People wholesale showroom. The Company expects to open approximately 45 new stores during the fiscal year.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 160 Urban Outfitters stores in the United States, Canada, and Europe, a catalog and two web sites; 145 Anthropologie stores in the United States, Canada and Europe, a catalog and two websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 36 Free People stores, a catalog and web site; Leifsdottir wholesale, which sells its product to approximately 65 specialty stores and select department stores, Leifsdottir web site and 1 Terrain garden center and web site as of July 31, 2010.

Management second quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss second quarter results and will be web cast at 5:00 pm. EDT at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115825&eventID=3220834

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009

Net sales	$552,159	$458,626	$1,032,120	$843,422
Cost of sales, including certain buying, distribution and occupancy costs	317,378	271,535	596,553	513,021

Gross profit	234,781	187,091	435,567	330,401
Selling, general and administrative expenses	127,912	108,650	246,487	205,840

Income from operations	106,869	78,441	189,080	124,561
Other income, net	616	939	1,039	3,030

Income before income taxes	107,485	79,380	190,119	127,591
Income tax expense	35,828	30,359	65,505	47,765

Net income	$71,657	$49,021	$124,614	$79,826

Net income per common share:
Basic	$0.42	$0.29	$0.74	$0.48

Diluted	$0.42	$0.29	$0.72	$0.47

Weighted average common shares and common share equivalents outstanding:
Basic	168,908,598	167,919,873	168,880,803	167,691,718

Diluted	172,325,996	170,719,274	172,572,985	170,521,836

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	57.5%	59.2%	57.8%	60.8%

Gross profit	42.5%	40.8%	42.2%	39.2%
Selling, general and administrative expenses	23.1%	23.7%	23.9%	24.4%

Income from operations	19.4%	17.1%	18.3%	14.8%
Other income, net	0.1%	0.2%	0.1%	0.4%

Income before income taxes	19.5%	17.3%	18.4%	15.2%
Income tax expense	6.5%	6.6%	6.3%	5.7%

Net income	13.0%	10.7%	12.1%	9.5%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	July 31, 2010	January 31, 2010	July 31, 2009

Assets

Current assets:
Cash and cash equivalents	$244,954	$159,024	$152,885
Marketable securities	346,107	342,512	135,875
Accounts receivable, net of allowance for doubtful accounts of $1,360, $1,284 and $1,368, respectively	42,474	38,405	32,039
Inventories	243,203	186,130	217,050
Prepaid expenses, deferred taxes and other current assets	85,875	80,142	46,005

Total current assets	962,613	806,213	583,854

Property and equipment, net	559,945	539,961	528,295
Marketable securities	157,607	243,445	294,519
Deferred income taxes and other assets	46,902	46,474	38,553

Total Assets	$1,727,067	$1,636,093	$1,445,221

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$92,151	$78,041	$85,336
Accrued expenses, accrued compensation and other current liabilities	106,260	110,508	74,764

Total current liabilities	198,411	188,549	160,100

Deferred rent and other liabilities	155,369	150,769	136,906

Total Liabilities	353,780	339,318	297,006

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 168,100,495, 168,558,371 and 168,200,288 issued and outstanding, respectively	17	17	17
Additional paid-in capital	138,413	184,620	175,839
Retained earnings	1,245,846	1,121,232	981,165
Accumulated other comprehensive loss	(10,989)	(9,094)	(8,806)

Total Shareholders’ Equity	1,373,287	1,296,775	1,148,215

Total Liabilities and Shareholders’ Equity	$1,727,067	$1,636,093	$1,445,221